SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                                FORM 8-A

       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
           PURSUANT TO SECTION 12(b) OR 12(g) OF THE
               SECURITIES EXCHANGE ACT OF 1934


                 Standard Motor Products, Inc.
   (Exact name of registrant as specified in its charter)

   New York                               11-1362020
   _______________________                __________
   (State of incorporation                (IRS
          or organization)                Employer
                                          Identification
                                          No.)

   37-18 Northern Boulevard
   Long Island City, NY                   11101
   ________________________               _____________
   (Address of principal                  (Zip Code)
   executive offices)


   If this Form relates to the   If this Form relates to
   registration of a class of    the registration of a
   debt securities and is        class of debt
    effective upon filing        securities and is to
   pursuant to General           become effective
   Instruction A(c)(1)           simultaneously with the
   please check the              effectiveness of a
   following box.                concurrent registration
   \   \                         statement under the
                                 Securities Act
                                 of 1933 pursuant to
                                 General Instruction
                                 A(c)(2) please check the
                                 following box.

                                 \  \




   Securities to be registered pursuant to Section 12(b) of the Act:





   Title of each class     Name of each exchange on which
   to be so registered     each class is to be registered
   ___________________     _____________________________
   Preferred Share         New York Stock Exchange
   Purchase Rights

   Securities to be registered pursuant to Section 12(g) of the Act:


                                 None
                            (Title of Class)

   Item 1.    Description of Securities To Be Registered.

        On January 17, 1996, the Board of Directors of
   Standard Motor Products, Inc. (the "Company") declared a dividend of one preferred share purchase right (a
   "Right") for each outstanding common share, par value
   $2.00 per share (the "Common Shares"), of the Company.
   The dividend is payable on March 1, 1996 to the shareholders of record as of February 15, 1996 (the
   "Record Date"). The description and terms of the Rights are set forth in a Rights Agreement (the
   "Rights Agreement") between the Company and Registrar & Transfer Co., as Rights Agent (the "Rights
   Agent").  The Rights contain important "flip-over" and
   "flip-in" features designed to protect the Company from unfair takeovers.

        Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock,
   $20.00 par value per share, (the "Preferred Shares"), of the Company at a price of $80.00 per one one-thousandth of a Preferred Share (the "Purchase
   Price"), subject to adjustment.

        If the Company is acquired in a merger or other business combination or if 50% or more of its consolidated assets or earning power is sold after a person or group has become an Acquiring Person (as defined below), each holder of a Right will thereafter have the right to receive, upon exercise, that number of shares of equity securities of the acquiring company which then will have a market value of two times the exercise price of the Right.

        If any person or group of affiliated or
   associated persons becomes an Acquiring Person
   (subject to certain exceptions), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of one one-thousandths of a share having a market value of two times the exercise price of the Right.

        Until the Distribution Date, the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of the Summary of Rights set forth in the Rights Agreement attached thereto. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares, and transfer of those certificates will also constitute transfer of those Rights.

        As soon as practicable following the Distribution
   Date, separate certificates evidencing the Rights
   ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate
   Right Certificates alone will thereafter evidence the Rights.

        The "Distribution Date" is the earlier of:

        (i) 10 days following a public announcement that a person or group of affiliated or associated persons
   (subject to certain exceptions) (an "Acquiring
   Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares; or

        (ii) 10 business days (or such later date as may be determined by action of the Board of Directors before any person or group becomes an Acquiring
   Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on
   February 28, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, as described below.

        The Purchase Price, and the number of Preferred
   Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution, in the event of:

        (i) a stock dividend on, or a subdivision, combination or reclassification of, the Preferred
   Shares,

        (ii) the grant to holders of the Preferred Shares of certain rights to subscribe for or purchase
   Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred
   Shares, or

        (iii) the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights